EXHIBIT 10.19
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of December 31, 2006, between Bank of Commerce Holdings, formerly called Redding Bancorp and Bank of Commerce (hereinafter referred to as “Employer”), and Linda J. Miles (hereinafter referred to as “Executive”).
WITNESSETH:
     WHEREAS, Employer desires to employ Executive in the capacity hereinafter stated, and Executive desires to continue in the employ of Employer in such capacity, for the period and on the terms and conditions set forth herein:
     NOW, THEREFORE, in consideration of the promises and of the mutual covenants and conditions herein contained, the parties hereto, intending to be legally bound do hereby agree as follows:
     1. EMPLOYMENT DUTIES AND AUTHORITY
Employer hereby employs Executive as its Executive Vice President and Chief Financial Officer, and Executive accepts such employment. Executive agrees to perform the duties that are customarily performed by the Executive Vice President and Chief Financial Officer of a financial services holding company and a state chartered banking institution and accepts all other duties described herein or as prescribed by the Employer’s Board of Directors, and agrees to discharge the same faithfully and to the best of her ability and consistent with past performances and the highest and best standards of the banking industry, in accordance with the policies of the Employer’s Articles of Incorporation, Bylaws, Policies and Procedures. Executive shall devote her full business time and attention to the business and affairs of Employer for which she is employed and shall perform the duties thereof to the best of her ability. Except as permitted by the prior written consent of the Employer’s Board of Directors, Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with Employer’s interests. Executive shall have such responsibility and duties and such authority to transact business on behalf of Employer, as are customarily incident to the office of Executive Vice President and Chief Financial Officer of a financial services holding company and a state chartered banking institution.
     2. TERM
Employer hereby employs Executive, and Executive hereby accepts employment with Employer for the period of four years (the “Term”), commencing December 31, 2006 with such Term being subject to prior termination as herein provided. Where used herein, “Term” shall refer to the entire period of employment of Executive by Employer, whether
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for the period provided above, or whether terminated earlier as hereinafter provided, or extended by mutual agreement in writing by Employer and Executive.
     3. EXECUTIVE COMPENSATION
In consideration for all services to be rendered by Executive to Employer, Employer agrees to pay Executive a starting base salary of $195,000 per year, 2007 compensation to be determined. Employer’s Board of Directors shall in its discretion determine any increases in Executive’s base salary after the first anniversary of the Term. Executive’s salary shall be paid semi-monthly. Employer shall deduct there from all taxes which may be required to be deducted or withheld under any provision of the law (including, but not limited to, social security payments and income tax withholding) now in effect or which may become effective anytime during the term of this Agreement.
Executive shall be entitled to participate in any and all other employee benefits and plans that may be developed and adopted by Employer and in which Executive is eligible to participate under the terms of such plans, including Employer’s Profit Sharing Plan.
Employer agrees to provide Executive with an automobile within a predetermined value established from time to time by the Executive Compensation Committee of the Employer. Employer agrees to cover all operating expenses including insurance and maintenance. Executive is entitled to replace such vehicle every three years. Upon termination, for any reason, the Executive will be entitled to purchase the automobile at the net book value at that time.
Employer agrees to reimburse Executive for all ordinary and customary expenses for entertainment, meals, travel, cellular phone, and incidental business expense in accordance with Employer’s policy. Reasonable costs incurred for professional education, publications, seminars, meetings and special social entertainment shall also be reimbursed in accordance with Employer’s policy.
Employer agrees to reimburse Executive for reasonable business expenses associated with participation on the Employer’s Board of Directors.
The Employer may pay Executive a bonus or bonuses in such amount as the Board of Directors, in its discretion, determines is appropriate
     4. COUNTRY CLUB MEMBERSHIP
Employer agrees to reimburse Executive for reasonable country club membership dues, in accordance with Employer’s policy.
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     5. INSURANCE
Employer agrees to provide Executive with health and life insurance benefits that are now or may hereinafter be in effect for all other full-time employees-subject to the eligibility requirements of the plans. Employer may also obtain a “key-man” life insurance policy on the life of Executive which shall be a general asset of the employer and to which Executive and the Executive’s beneficiary will have no preferred or secured claim.
6.	VACATION
Executive shall be entitled to accrue five (5) weeks vacation during each year of which at least two (2) weeks must be taken in a consecutive period. Vacation benefits shall not accrue above six weeks at any time. Once this six week maximum is reached, vacation will stop accruing until vacation is taken.
     7. TERMINATION
Employer shall have the right to terminate this Agreement for any of the following reasons by serving written notice upon Executive:
(a)	Willful breach of, habitual neglect of, willful failure to perform, or inability to perform, Executive duties and obligations as Executive Vice President and Chief Financial Officer.

(b)	Illegal conduct, constituting a crime involving morale turpitude, conviction of a felony, or any conduct detrimental to the interests of the Employer.

(c)	Physical or mental disability rendering Executive incapable of performing her duties for a consecutive period of 180 days (during which time Executive shall continue to receive her base salary and other benefits, provided her accrued sick leave has first been exhausted), or by death; or

(d)	Determination by Employer’s Board of Directors that the continued employment of Executive is detrimental to the best interests of the Employer, or for any reason whatsoever as determined by Employer’s Board of Directors and in the sold and absolute discretion of the Employer’s Board of Directors.
In the event this Agreement is terminated for any of the reasons specified in the paragraphs (a), (b), or (c) above, Executive shall be paid six months total compensation package calculated as of the date of the Executive’s termination, plus any accrued profit sharing and vacation accrued to, but not taken as of date of the termination. In the event this Agreement is terminated for any reason specified in paragraph (d) above, Executive shall be entitled to severance pay in an amount equal to twelve months of Executive’s then total compensation package to be paid in one lump sum.
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Total compensation package is defined as current salary, bonus, insurance, automobile expense, country club membership and other ordinary and customary perquisites.
In either case, the health insurance benefits provided herein shall be extended at the Employer’s sole cost for the twelve months after which the Executive is terminated.
The total compensation package and benefits referenced in the preceding paragraph are collectively referred to herein as “Severance.” Executive acknowledges and agrees that any Severance provided upon termination is in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and is the sole and exclusive remedy for Executive other than rights, if any, to exercise any of the stock options vested prior to such termination, and shall only be paid subject to Executive’s execution of a complete release of all claims Executive may have against the Employer, its officers, directors, agents, employees, predecessors, successors, parents, subsidiaries, and affiliates. If upon termination of employment Executive chooses to arbitrate any claims pursuant to Section 17, Executive shall be deemed to have waived Executive’s right, if any, to severance.
Executive shall give ninety (90) days prior notice, in writing, to Employer in the event Executive resigns or voluntarily terminates employment, or takes early retirement.
     8. CHANGE OF CONTROL BENEFITS
In the event there is a Change of Control, as that term is defined in the Executive Salary Continuation Agreement between the Employer and Executive, and the Executive’s responsibilities and duties are diminished in any capacity the Executive is entitled to terminate this Agreement and will be paid severance pay equal to two (2) years of total compensation package calculated as of the date of the Executive’s termination. Executive acknowledges and agrees that such payment is in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and is the sole and exclusive remedy for Executive (other than rights, if any, to exercise any of the stock options vested prior to such termination), and shall only be paid subject to Executive’s execution of a complete release of all claims Executive may have against the Employer, its officers, directors, agents, employees, predecessors, successors, parents, subsidiaries, and affiliates. If upon termination of employment Executive chooses to arbitrate any claims pursuant to Section 16, Executive shall be deemed to have waived Executive’s right, if any, to severance.
     9. CONFIDENTIAL INFORMATION AND NONDISCLOSURE
          (a) Confidential Information. Employer has and will develop and own certain Confidential Information, which has a great value in its business. Employer also has and will have access to Confidential Information of its customers. “Customers” shall mean any persons or entities for whom Employer performs services or from whom Employer obtains information. Confidential Information includes information disclosed to Executive during the course of her employment, and information developed or learned by Executive during the course of her employment.
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Confidential Information is broadly defined and includes all information which has or could have commercial value or other utility in Employer’s business or the businesses of Employer’s customers. Confidential Information also includes all information which could be detrimental to the interests of Employer or its customers if it were disclosed. By example and without limitation, Confidential Information includes all information concerning loan information, Customer data, including but not limited to Customer and supplier identities, Customer characteristics or agreements and Customer lists, applicant data, employment categories, job classifications, employment histories, job analyses and validations, preferences, credit history, agreements, and any personally identifiable information related to Customers; any information provided to Executive by a Customer, including but not limited to electronic information, documents, software, and trade secrets; historical sales information; advertising and marketing materials and strategies; financial information related to Employer, Customers, Customer’s employees or any other party; labor relations strategies; research and development strategies and results, including new materials research; pending projects and proposals; production processes; scientific or technological data, formulae and prototypes; employee data; pricing and product information; computer data information; inventory levels and products; supplier information and data; testing techniques; processes; formulas; trade secrets; inventions; discoveries; improvements; specifications; data, know-how, and formats; marketing plans; pending projects and proposals; business plans; computer processes; computer programs and codes; technological data; strategies; forecasts; budgets; and projections.
          (b) Protection of Confidential Information. Executive agrees that at all times during and after her employment by Employer, Executive will keep confidential and not disclose to any third party or make any use of the Confidential Information of Employer or its customers, except for the benefit of Employer or its customers and in the course of her employment. In the event Executive is required by law to disclose such information described in this paragraph, Executive will provide Employer and its legal counsel with immediate notice of such request so that Employer may consider seeking a protective order. For purposes of this Agreement, the disclosure of any Confidential Information, at any time except as required by law shall be considered to be “unfair competition”. Executive also agrees not to remove or permit the removal of Confidential Information from Employer’s place of business without the express written authorization of an Officer of Employer or its authorized representative. Executive acknowledges that she is aware that the unauthorized disclosure of Confidential Information of Employer or its customers may be highly prejudicial to their interests, an invasion of privacy, and an improper disclosure of trade secrets and financial information in violation of state and federal law.
          (c) Return of Property. In the event Executive’s employment with Employer is terminated (voluntarily or otherwise), Executive agrees to inform Employer of all documents and other data relating to her employment which is in her possession and control and to deliver promptly all such documents and data to Employer.
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          (d) Sanctions for Unauthorized Taking of Trade Secrets. Executive understands that taking of Employer’s trade secrets is a crime under California Penal Code section 449(c) and could also result in civil liability under California’s Uniform Trade Secrets Act (Civil Code sections 3426-3426.11), and that willful misappropriation may result in an award against Executive of triple the amount the Employer’s damages and Employer’s attorney fees for collecting such damages.
          (e) Injunctive Relief. Executive acknowledges that breach of this Section may cause Employer irreparable harm for which money is inadequate compensation. Executive therefore agrees that Employer will be entitled to injunctive relief to enforce this Section and this Agreement, in addition to damages and other available remedies, and Executive consents to such injunctive relief pursuant to Section 17 below.
          (f) Solicitation of Bank Customers. Executive agrees that in the event his employment with the Bank shall terminate for any reason, he shall not, for a period of one year, make known to, or call on, solicit or take away, or attempt to call on, solicit or take away on behalf of any person, firm or corporation which is in competition, either directly or indirectly, with the Bank, any existing customers of the Bank or individuals or entities with whom the Bank is negotiating for the Bank’s services. This provision may be enforced either through injunction or specific performance of this Agreement by the Bank.
     In the event of a Change in Control, Executive shall be unconditionally released from all of his duties and obligations under this paragraph.
     10. INDEMNIFICATION
To the extent permitted by law, Employer shall indemnify Executive if she was or is a party or is threatened to be made a party in any such action brought by a third party against Executive (whether or not Employer is joined as a party defendant) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred with said action if Executive acted in good faith and manner Executive reasonably believed to be in the best interest of Employer (and with respect to a criminal proceeding if Executive had no reasonable cause to believe her conduct was unlawful), provided that the alleged conduct of Executive arose out of and was within the course and scope of her employment as an officer or employee of Employer.
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     11. NOTICES
Any notice, request, demand, or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the U.S. mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed as follows:

To Employer:	Redding Bank of Commerce
1951 Churn Creek Road
Redding, California 96002
Attention: Board of Directors

To Executive:	Linda J. Miles
8471 Churn Creek Road
Redding, California 96002
Any party hereto may change its or her address for purposes of this Section by giving notice in accordance herewith.
     12. BENEFIT OF AGREEMENT
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.
     13. APPLICABLE LAW
This Agreement is made and entered into in the State of California, and the laws of said State shall govern the validity and interpretation hereof.
CAPTIONS AND PARAGRAPH HEADINGS
Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.
     14. INVALID PROVISIONS
Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions shall not be affected and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.
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     15. ENTIRE AGREEMENT
This Agreement and the Executive Salary Continuation Agreement, and contain the entire Agreement of the parties and supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer, except to the extent that it is contemplated that Executive and Employer may enter into a stock option-agreement. Each party to this Agreement acknowledges that no representations, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which is not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Employer and Executive.
     16. ARBITRATION
(a) All claims, disputes and other matters in question arising out of or relating to this Agreement, or the breach or interpretation thereof, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc., Redding, California (“JAMS”), in accordance with the rules and procedures of JAMS then in effect. In the event JAMS is unable or unwilling to conduct such arbitration, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association, Redding, California (“AAA”), shall conduct such binding arbitration in accordance with the rules and procedures of the AAA then in effect. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in Redding, California, unless otherwise agreed to by the parties.
          (b) In the event that either party seeks injunctive relief, consistent with this arbitration clause such relief shall be sought pursuant to California Code of Civil Procedure Sections 1281.8 and 527, or any successor statutes.
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          (c) The parties expressly state that it is their intent to arbitrate disputes between them. Therefore, this Agreement shall be construed so as to be consistent with applicable federal and California law and to be enforceable to the maximum extent allowable by law to provide arbitration as the forum to resolve their disputes. If necessary, any portion of this Agreement that is unenforceable by law shall be stricken, and the arbitrator or the court, as the case may be, shall have the power to reform this Agreement to the extent necessary to comply with applicable law and to give effect to the parties’ intent that they shall arbitrate their disputes.
     17. ATTORNEYS’ FEES AND COSTS
In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement or any part thereof or otherwise arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to any such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceeding. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of one or more arbitrators in the event of arbitration, or a decision of a comparable official in the event of any other action or proceeding.
EXECUTIVE AND EMPLOYER AGREE THAT BY ENTERING INTO THIS AGREEMENT, EXECUTIVE AND EMPLOYER KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO A TRIAL BY A JUDGE OR JURY.

IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date and year
first above written.

EMPLOYER:		EXECUTIVE: /s/ Linda J. Miles

BANK OF COMMERCE HOLDINGS		Linda J. Miles

By:	/s/ Harry L. Grashoff, Jr.
Name: Harry L. Grashoff, Jr.

Title: Chairman		Linda J. Miles
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